Exhibit 5

Two World Financial Center
New York, NY 10281-1008
212.768.6700
212.768.6800 fax
www.sonnenschein.com

March 30, 2009

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652

Re:    Hudson City Bancorp, Inc. 2006 Stock Incentive Plan

Dear Ladies and Gentlemen:

We have acted as counsel for Hudson City Bancorp, Inc., a Delaware corporation (“Corporation”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (“Registration Statement”), with respect to 30,000,000 shares of its common stock, par value $.01 per share (“Shares”), which have been reserved for issuance upon the exercise of options and stock appreciation rights and for the grant of awards under the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan (“Plan”). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares which have been reserved for issuance upon the exercise of options and stock appreciation rights and for the grant of awards under the Plan and are being registered pursuant to the Registration Statement have been duly authorized and that, when issued and paid for in accordance with the terms of the Plan such Shares will be validly issued, fully paid and non-assessable.

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Hudson City Bancorp, Inc.
March 30, 2009

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

/s/ Sonnenschein Nath & Rosenthal LLP